As filed with the Securities and Exchange Commission on December 6, 2005

Registration No. 333-129652

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERNATIONAL SECURITIES EXCHANGE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	6200	01-0681729
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

60 Broad Street

New York, New York 10004

(212) 943-2400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael J. Simon, Esq.

General Counsel, Chief Regulatory Officer and Secretary

International Securities Exchange, Inc.

60 Broad Street

New York, New York 10004

(212) 943-2400

(Name, address, including zip code and telephone number, including area code, of agent for service)

Please address a copy of all communications to:

James H. Ball, Jr., Esq. Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 (212) 530-5000	Sung K. Kang, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:     As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A Common Stock, $0.01 par value	11,500,000 shares	$28.90	$332,350,000	$39,117.60

(1)	Includes 1,500,000 shares that the underwriters have the option to purchase to cover overallotments, if any.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low sales prices of the registrant’s Class A common stock on the New York Stock Exchange on November 17, 2005, which date is within five business days prior to filing.
(3)	Previously paid (includes $5,079, offset against the previously paid but unused registration fee under registration number 333-117145, pursuant to the fee offset provisions of Rule 457(p) under the Securities Act).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amended Exhibit 1.1 to the Registration Statement on Form S-1 (File No. 333-129652) filed by International Securities Exchange, Inc. with the Securities and Exchange Commission on November 10, 2005, as amended on November 18, 2005, November 30, 2005 and December 6, 2005 (the “Registration Statement”), is being filed to reflect material changes made to the Form of Underwriting Agreement. The contents of the Registration Statement are incorporated herein by reference.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13: Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than the underwriting discounts and commissions) expected to be incurred by the Registrant in connection with distributing the securities registered pursuant to this Registration Statement. All amounts other than the SEC registration fee and NASD filing fee are estimates.

Registration fee	$39,118
NASD filing fee	33,735
Legal fees and expenses	500,000
Accounting fees and expenses	30,000
Transfer agent fees	5,000
Miscellaneous	5,000

Total	$612,853

Item 14: Indemnification of Directors and Officers

Section 145 of the DGCL permits indemnification of the Registrant’s officers and directors under certain conditions and subject to certain limitations. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

Article VI of the Registrant’s amended and restated constitution provides that the Registrant shall indemnify its directors and executive officers to the fullest extent authorized by the DGCL. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant’s request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding; provided, however, that, if the DGCL requires, an advancement of expenses shall be made only upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined by final judicial decision that he or she is not entitled to be indemnified by the Registrant.

As permitted by Section 102(b)(7) of the DGCL, Article 10 of the Registrant’s amended and restated certificate of incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director. This limitation is generally unavailable for acts or omissions by a director that were (1) in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (3) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions that resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. However, such limitation of liability would not apply to violations of the federal securities laws, nor does it limit the availability of non-monetary relief in any action or proceeding against a director.

The Registrant has purchased directors’ and officers’ liability insurance.

The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, and each officer of the Registrant who signs this registration statement, with respect to information furnished in writing by or on behalf of the underwriters for use in the Registration Statement.

Item 15: Recent Sales of Unregistered Securities

The following information relates to unregistered securities issued or sold by the Registrant since June 2001. During that time, the Registrant issued unregistered securities in the transactions described below.

While we have not determined whether the Class B memberships are securities as that term is defined in the Securities Act, as amended, we have included the offers and sales of these memberships below. We have determined that Class B memberships do not represent equity interests in ISE.

The offers and sales of securities described below were made without an underwriter, and the certificates representing the shares of Class A common stock bear a restrictive legend permitting the transfer of the securities only upon their registration under, or pursuant to an exemption from the registration requirements of, the Securities Act.

On April 30, 2002, International Securities Exchange LLC demutualized and changed from a limited liability company to a conventional corporation, International Securities Exchange, Inc. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering. The demutualization involved the conversion of Class A memberships into shares of Class A common stock and Class B-1 memberships, the conversion of Class B memberships into shares of Class A common stock and Class B-2 memberships and the conversion of Class C memberships into Class B-3 memberships, as follows:

•	Each Class A membership interest received 1,217,700 shares of Class A common stock and one Class B-1 membership;

•	Each Class B membership interest received 121,770 shares of Class A common stock and one Class B-2 membership; and

•	Each Class C membership interest received one Class B-3 membership.

As a result of demutualization, the Registrant issued an aggregate of 24,354,000 shares of Class A common stock, 10 Class B-1 memberships, 100 Class B-2 memberships, and 105 Class B-3 memberships.

On May 31, 2002, the Registrant and ATP, Bear, Stearns & Co. Inc., Bear Wagner Specialists LLC, an affiliate of Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., The Goldman Sachs Group, Inc., and Strategic Investments I, Inc., an affiliate of Morgan Stanley & Co. Incorporated, executed a Subscription Agreement pursuant to which the Registrant issued an aggregate of 6,300,000 shares of Class A common stock. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering. The material terms of the Subscription Agreement are summarized below:

Subscriber	Consideration	Number of Shares
ATP	$1,250,200	315,000
Bear, Stearns & Co. Inc.	$2,500,400	630,000
Bear Wagner Specialists LLC	$2,500,400	630,000
Deutsche Bank Securities Inc.	$6,251,000	1,575,000
The Goldman Sachs Group, Inc.	$6,251,000	1,575,000
Strategic Investments I, Inc.	$6,251,000	1,575,000

On May 29, 2002, ETC merged into a new wholly owned subsidiary of ISE. Pursuant to the Merger Agreement between us and ETC, the shares of ETC were converted to shares of our Class A common stock. As a result of the merger, the stockholders of ETC received an aggregate of 1,485,000 shares of Class A common stock of the Registrant. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering.

In November 2002 and December 2003, the Registrant increased the number of authorized shares of Class B-2 memberships and subsequently executed Purchase Agreements for the sale of those memberships. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering. The material terms of the agreements are summarized below:

Purchaser	Date of sale	Consideration	Number of Memberships
Timber Hill LLC	February 2003	$12,000,000	8
Lehman Brothers Inc.	March 2003	$3,000,000	2
Merrill Lynch, Pierce, Fenner & Smith Inc.	April 2003	$15,000,000	10
BNP Paribas Securities Corp.	April 2003	$4,500,000	3
BNP Paribas Securities Corp.	May 2003	$1,500,000	1
Archelon LLC	June 2003	$4,500,000	3
Wolverine Trading, LLC	June 2003	$4,500,000	3
UBS Securities LLC	February 2004	$15,000,000	10
BNP Paribas Securities Corp.	February 2004	$3,000,000	2
Optiver Holding B.V.	November 2004	$1,500,000	1
TD Options LLC.	April 2005	$3,000,000	2
Susquehanna Investment Group.	September 2005	$1,500,000	1

From time to time, the Registrant grants Class B-3 memberships, associated with EAMs, to various qualified broker-dealers. The Registrant determines whether to award such memberships based solely upon an application made by the broker-dealer, and no purchase agreements or stock certificates exist to evidence such memberships. The issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, relating to offers of securities by an issuer not involving any public offering.

From April 30, 2002 to December 31, 2004, the Registrant has granted options to purchase 3,697,650 shares of its Class A common stock to its directors, officers and employees pursuant to its 2002 Stock Option Plan at exercise prices ranging from $1.39 per share of Class A common stock to $12.11 per share of Class A common stock. The issuance of these securities was exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act, relating to offers and sales of securities pursuant to compensatory benefit plans and contracts relating to compensation.

Item 16: Exhibits and Financial Statements; Schedules

(a)	EXHIBIT INDEX

Number		Description

1.1	**	Form of Underwriting Agreement (previously filed with the Securities and Exchange Commission as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 on November 10, 2005, as amended by Amendment No. 3 filed on December 6, 2005).

2.1	**	Agreement and Plan of Merger of International Securities LLC and the Registrant (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

2.2	**	Agreement and Plan of Merger of the Registrant, ETC Acquisition Corp. and Exchange Technology Corp. (incorporated by reference to Exhibit 2.2 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

3.1	**	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, filed on February 15, 2005).

Number			Description

3.2	*	*	Amended and Restated Constitution of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1, filed on February 15, 2005)

4.1	**		See Exhibits 3.1 through 3.2 for provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Constitution for the Registrant defining the rights of holders of Class A common stock of the Registrant.

4.2	**		Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, filed on February 15, 2005).

4.3	**		Form of Stockholders Agreement, dated as of May 31, 2002, between the Registrant and the stockholders listed on the schedule therein (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1, filed on November 12, 2004).

4.4	**		Form of Counterpart to the Stockholders Agreement between the Registrant and the stockholders listed on the schedule therein (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-1, filed on October 6, 2004).

4.5	**		Class A Common Stock Subscription Agreement, dated as of May 31, 2002, between the Registrant and the stockholders named therein (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

4.6	**		Amendment No. 1 to the Stockholders Agreement (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-1, filed on January 13, 2005).

4.7	**		Form of Adhesion Agreement to the Stockholders Agreement and Amendment No. 1 to the Stockholders Agreement and Schedule of Signatories thereto.

5.1	**		Opinion of Milbank, Tweed, Hadley & McCloy LLP with respect to the validity of the securities offered.

10.1	**		Delivery and License Agreement, dated as of March 18, 1998, between the Registrant and OMX Technology AB (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1, filed on November 12, 2004).[1]

10.2	**		Amendment and Supplement to the Delivery and License Agreement and the Support Agreement, dated as of April 10, 2003, between the Registrant and OMX Technology AB (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, filed on November 12, 2004).[1]

10.3	**		Support Agreement, dated as of December 23, 2003, between the Registrant, OMX Technology AB and certain other parties (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1, filed on January 13, 2005).[1]

10.4	**		Novation Agreement, dated as of May 30, 2004, between the Registrant, OMX Technology AB and certain other parties (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1, filed on October 6, 2004).

10.5	**		Amendment and Supplement to the Delivery and License Agreement and the Support Agreement, dated as of June 30, 2004, between the Registrant, OMX Technology AB and certain other parties (incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1, filed on October 6, 2004).

10.6	**		Employment Agreement, dated as of August 24, 2004, between the Registrant and David Krell (incorporated by reference to Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.7	**		Employment Agreement, dated as of August 24, 2004, between the Registrant and Gary Katz (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.8	**		Employment Agreement, dated as of August 24, 2004, between the Registrant and Daniel P. Friel (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

Number	Description

10.9	**Employment Agreement, dated as of August 24, 2004, between the Registrant and Michael J. Simon (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.10	**Employment Agreement, dated as of August 24, 2004, between the Registrant and Bruce Cooperman (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.11	**2002 Stock Option Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.12	**KEYSOP® Profit-Sharing Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.13	**Employee 401(k) Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.14	**Stock Purchase Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.15	**Omnibus Stock Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

10.16	**Senior Executive Annual Bonus Plan (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

16.1	**Letter from Deloitte & Touche LLP, the Registrant’s former independent accountant (incorporated by reference to Exhibit 16.1 to the Registrant’s Registration Statement on Form S-1, filed on January 13, 2005).

21.1	**List of subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Registration Statement on Form S-1, filed on August 26, 2004).

23.1	Consent and Report of Ernst & Young LLP.

23.2	**Consent of Counsel (included in Exhibit 5.1).

24.1	**Power of Attorney.

**	Previously filed.
[1]	Certain portions of this exhibit are subject to confidential treatment. Omitted portions have been filed separately with the SEC.

(b)	Financial Statement Schedules:

Schedules have been omitted because they are not applicable, are not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17: Undertakings

(a) Equity Offering of Nonreporting Registrant. The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Acceleration of Effectiveness. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Rule 430A. The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 6th day of December, 2005.

INTERNATIONAL SECURITIES EXCHANGE, INC.

By	*
Name: David Krell Title: President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated below on the 6th day of December, 2005.

Signature	Title

* David Krell	President, Chief Executive Officer

* Bruce Cooperman	Chief Financial Officer

* Amit Muni	Principal Accounting Officer

* Ivers W. Riley	Chairman of the Board of Directors

* Barbara Diamond	Director

* Brian P. Donnelly	Director

* Sean Flynn	Director

* James V. Harkness	Director

* Frank J. Jones, Ph.D.	Director

* Mark P. Kritzman	Director

* John A. Koltes III	Director

Signature	Title

* Jason Lehman	Director

* John F. Marshall, Ph.D.	Director

* Sarah A. Miller	Director

* Carleton Day Pearl	Director

* William A. Porter	Director

* Richard Schmalensee, Ph.D.	Director

*By:	/S/ MICHAEL J. SIMON
Michael J. Simon as attorney-in-fact